Exhibit A


                                  CYTOGEN CORP.

                              STOCK PAYMENT PROGRAM

                                   BONUS PLAN

                            Effective January 1, 2001

         1. Purpose. Cytogen Corp., a Delaware corporation (the "Company"), hereby adopts the Stock Payment Program Bonus Plan (the "Plan") for the purpose of providing for payment of all or some portion of certain employee bonuses in the form of a distribution of shares of its Common Stock, $.01 par value ("Common Stock"), pursuant to the terms set forth herein.

         2. Administration of the Plan. The Plan shall be administered by the Board of Directors of the Company (the "Board") or by such committee or committees as may be designated to act as the administrative committee under the Plan. The Board or any committee designated to act as the administrative committee shall be referred to herein as the "Committee" with respect to any actions taken in that capacity. The Committee shall have the authority necessary or appropriate for the proper and orderly implementation and operation of the Plan.

            (a) Meetings. The Committee shall hold meetings at such times and places as it may determine, shall keep minutes of its meetings, and shall adopt, amend and revoke such rules or procedures as it may deem proper. The Committee may take action by a vote of a majority of the Committee and may take any action by means of a written instrument signed by all of its members, which action shall have the same effect as though it had been taken at a meeting duly called and held.

            (b) Exculpation. No member of the Committee shall be personally liable for monetary damages for any action taken or any failure to take any action in connection with the administration of the Plan; except that this exculpation shall not apply to any breach of such member's duty of loyalty to the Company, its affiliates or the Company's shareholders, or to any acts or omissions that are not in good faith or that involve intentional misconduct or a knowing violation of law, acts or omissions that would result in liability under applicable law, or any transaction from which the member derived an improper personal benefit.

            (c) Indemnification. Service by a member of the Board on the Committee shall constitute service as a member of the Board. Each member of the Committee shall be entitled, without further act on his or her part, to indemnity from the Company and limitation of liability to the fullest extent permitted provided by applicable law and under the Company's Articles of Incorporation and/or By-laws in connection with or arising out of any action, suit or proceeding with respect to the administration of the Plan in which he or she may be involved by


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reason of his or her being or having been a member of the Committee, whether or not he or she continues to be such member of the Committee at the time of the action, suit or proceeding.

            (d) Interpretation. The Committee shall have the power and authority to interpret the Plan and to adopt such rules and regulations for its administration as are not inconsistent with the express terms of the Plan. Any such actions by the Committee shall be final, binding and conclusive on all parties in interest.

         3. Shares Subject to Plan. The Committee may provide for the grant of shares of Common Stock pursuant the terms of the Plan from authorized and unissued Common Stock or from Common Stock held in or hereafter acquired for the treasury of the Company. The maximum number of shares of Common Stock available for grant to Participants under the Plan shall be 100,000.

         4. Eligibility for Payment of Bonuses in Common Stock.

            (a) General Provisions. Each employee of the Company who is eligible to receive a bonus pursuant to the terms of the Company's Bonus Plan as in effect from time to time shall be eligible to receive all or a portion of his or her bonus payment in the form of a distribution of Common Stock; provided, however, that no employee who is an officer of the Company shall be entitled to any distribution of Common Stock under the Plan to the extent that such a distribution would, under the applicable rules or regulations of the stock exchange on which the Common Stock is listed, require the Plan to be approved by the Company's stockholders unless and until such stockholder approval is obtained. Any person eligible to receive payment of his or her bonus in the form of a distribution of Common Stock hereunder shall be referred to herein as a "Participant."

            (b) Broad Based Plan Limitations. Notwithstanding any provisions of
Section 4(a) to the contrary, the Plan is intended to be a broad based plan as that term is used for purposes of the rules and regulations of the stock exchange on which the Common Stock is listed, and, as a consequence:

                  (i) At no time shall more than 50% of the persons eligible to participate in the Plan be either "officers" or "directors" as those terms are used for purposes of Section 16 of the Securities Exchange Act of 1934, as amended; and

                  (ii) During each year, at least 50% of the shares of Common Stock granted hereunder shall be granted to persons who are not such "officers" or "directors."

         5. Term of the Plan. The Plan is effective as of January 1, 2001, and shall continue until terminated by the Company or superseded by adoption of a new or amended plan. Payment of bonuses under the Company's annual bonus plan in part or in whole by means of a distribution of Common Stock, consistent with the terms of the Plan, shall be effective with respect to the annual bonus payable during 2001 with respect to the 2000 calendar year, and thereafter, until the Plan is terminated or superseded by adoption of a new or amended plan.


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         6. Payment of Bonuses by Distribution of Cash and Common Stock. Each
Participant who is entitled, under the terms of the Company's annual bonus plan, as that may be in effect from time to time, shall receive a portion of his or her bonus payment in the form of a cash payment, and another portion in the form of a distribution of Common Stock under the terms of the Plan.

            (a) Each Participant, other than a Participant who is an "officer" (as that term is used in Rule 16b-3, as promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, such rule being referred to hereinafter as "Rule 16b-3), shall receive fifty percent (50%) of the amount determined to be payable as an annual bonus in the form of a cash payment at such time as the Committee determines such payment is to be made following the close of the calendar year to which such bonus relates, which payment generally shall be made during the month of February, and shall receive the remaining fifty percent (50%) of the amount determined to be payable as such bonus in the form of a distribution of Common Stock, determined as follows:

                  (i) The dollar value of fifty percent (50%) of such Participant's bonus payment shall be divided by the Fair Market Value (as hereinafter defined) of a share of Common Stock as of the close of business on the last business day of the calendar year to which such bonus relates.

                  (ii) The resulting number shall be the number of shares of Common Stock distributable to such Participant, which shares will be made available on or about the same time as the cash portion of the bonus is paid.

                  (iii) For purposes of the determinations required above, the term "Fair Market Value" shall mean, (A) if the Common Stock is traded in a public market, and is listed on a national securities exchange or included in the NASDAQ System, the last reported sale price thereof on the relevant date,
(B) if the Common Stock is not so listed or included, the mean between the last reported "bid" and "asked" prices thereof on the relevant date, as reported on NASDAQ, (C) if not so reported, as reported by the National Daily Quotation Bureau, Inc. or as otherwise reported in a customary financial reporting service, as may be applicable and as determined by the Committee, and, (D) if not publicly traded, then the value of a share of Common Stock as determined, in good faith, by the Committee, taking into account such facts and circumstances as the Committee deems appropriate.

            (b) Each Participant who is an "officer" shall receive a distribution of Common Stock and of cash determined in the same manner as described in Section 6(a), above, except that the portion of any such Participant's bonus that may be paid by means of a distribution of Common Stock shall not exceed the dollar amount specifically approved by either the Board, or a Committee established under the Plan that is comprised exclusively of two or more members of the Board, each of whom is a "non-employee director" (as that term is used for purposes of Rule 16b-3).

            (c) Notwithstanding anything to the contrary contained herein:

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                  (i) No bonus shall be payable to any person under the Plan or under the Company's annual bonus program if such person has ceased to be an employee of the Company as of the date such bonus would otherwise be payable, without regard to whether such bonus is payable in cash or in a distribution of Common Stock, except to the extent that the Committee has determined, in light of any relevant facts and circumstances that it chooses to consider, that it is either necessary or appropriate to make such a payment to a former employee.

                  (ii) No distribution of Common Stock shall be made to any person pursuant to the Plan if such distribution would violate any applicable federal, state or local law or any rules of the exchange on which the Company's equity securities are listed, and the Committee may impose such restrictions and/or limitations on such Common Stock as is distributed pursuant to the Plan as it deems necessary or appropriate in connection with any such laws or rules, or for any other reason.

                  (iii) The Committee may require, as appropriate with respect to any distribution of Common Stock, that the Participant to whom such distribution is made provide to the Company an acknowledgment, in form and substance satisfactory to Company, that (a) such Shares are being purchased for investment and not for distribution or resale (other than a distribution or resale which, in the opinion of counsel satisfactory to Company, may be made without violating the registration provisions of the Securities Act of 1933, as amended, or any successor statute, such statute being referred to herein as the "Securities Act"), (b) the Participant has been advised and understands that the shares of Common Stock so distributed have not been registered under the Securities Act and are "restricted securities" within the meaning of Rule 144 under the Securities Act and are subject to restrictions on transfer, and that the Company is under no obligation to register any such shares of Common Stock under the Securities Act or to take any action which would make available to the Participant any exemption from such registration, (c) such shares may not be transferred without compliance with all applicable federal and state securities laws, and (d) an appropriate legend referring to the foregoing restrictions on transfer and any other applicable restrictions may be endorsed on the certificates.

            (d) The Committee shall have the authority, at its discretion, to suspend the applicability of those provisions of the Plan providing for payment of bonuses in the form of a distribution of Common Stock from time to time.

         7. No Commitment to Retain. The payment of a bonus under the Plan, whether in cash or in the form of a distribution of Common Stock, or any combination thereof, shall not be construed to imply or to constitute evidence of any agreement, express or implied, on the part of the Company or any affiliate to retain the Participant as an employee, or in any other capacity.

         8. Withholding of Taxes. In connection with payment of a bonus, whether in cash or in the form of a distribution of Common Stock, or any combination thereof, the Company shall have the right:

            (a) to require the recipient to remit or otherwise make available to the Company an amount sufficient to satisfy any federal, state and/or local withholding tax

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requirements prior to any payment or any delivery or transfer of any certificate or certificates for Common Stock; or

            (b) take whatever other action the Company deems necessary to protect its interests with respect to tax liabilities.

All obligations of the Company under the Plan shall be conditioned on the Grantee's compliance, to the Company's satisfaction, with any withholding requirement.

         9. Amendment and Termination of the Plan. The Board may amend the Plan from time to time in such manner as it may deem advisable or terminate the Plan at any time. In addition, the Board or the Committee shall have the authority to amend or modify the Plan to the extent necessary or appropriate, as determined at the discretion of the Committee, so as to cause acquisitions of shares of Common Stock under the Plan by officers to qualify for an exemption from potential liability under Section 16(b) of the Exchange Act and the rules and regulations thereunder, including, but not limited to the Rule 16b-3.


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